SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
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                                     FORM 15

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 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF
    THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                         Commission File Number: 1-11920

                               MMI COMPANIES, INC.
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             (Exact name of registrant as specified in its charter)

                               540 Lake Cook Road
                               Deerfield, IL 60015
                                 (847) 940-7550
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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     COMMON STOCK, $0.10 PAR VALUE PER SHARE
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            (Title of each class of securities covered by this Form)

                                      NONE
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       (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                  Rule 12g-4(a)(1)(i) [X]          Rule 12h-3(b)(1)(ii) [ ]
                  Rule 12g-4(a)(1)(ii)[ ]          Rule 12h-3(b)(2)(i)  [ ]
                  Rule 12g-4(a)(2)(i) [ ]          Rule 12h-3(b)(2)(ii) [ ]
                  Rule 12g-4(a)(2)(ii)[ ]          Rule 15d-6           [ ]
                  Rule 12h-3(b)(1)(i) [X]

         Approximate number of holders of record as of the certification or notice date: 1

         Pursuant to the requirements of the Securities Exchange Act of 1934, MMI Companies, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                                   MMI COMPANIES, INC.


Date: April 18, 2000                       By:   /s/ B. Frederick Becker
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                                              B. Frederick Becker
                                              Chairman & Chief Executive Officer